Exhibit 99.1

Provectus Biopharmaceuticals Announces Management Additions and Reiterates Commitment to Shareholder Value Creation

●	Names Ed Pershing as Chief Executive Officer and Dominic Rodrigues as President

KNOXVILLE, TN, April 16, 2024 (GLOBE NEWSWIRE) — Provectus Biopharmaceuticals, Inc. (“Provectus” or the “Company”) (OTCQB: PVCT) today announced additions to its executive leadership team, reflecting Provectus’s dedication to enhancing shareholder value. The Company’s Board of Directors (the “Board”) has appointed Ed Pershing as Chief Executive Officer (“CEO”) and Dominic Rodrigues as President.

New Executive Appointments

Mr. Pershing has served as Board chairman since 2018 and was a Board observer and chairman of the Company’s Strategic Advisory Board from 2017 to 2018. Mr. Rodrigues has served as Provectus’s chief operating consultant in 2024 and vice chairman since 2018 and was chairman from 2017 to 2018. They will continue to serve in their respective Board roles.

Mr. Pershing co-founded Pershing Yoakley & Associates (“PYA”) in 1983 and was its President and CEO until his retirement from the firm in 2019. PYA is a top 20 healthcare consulting and top 100 accounting firm in the U.S., growing from a three-employee office to more than 350 employees and four affiliate companies serving more than 3,500 clients in all 50 states. Mr. Pershing’s healthcare experience and expertise include turnaround and performance improvement initiatives, long-range planning studies, development of numerous hospital and medical office projects, restructuring of healthcare organizations, liaison between boards of directors and management, mergers, acquisitions, divestitures, and leasing arrangements. He also served as an expert witness on healthcare industry matters and represented healthcare organizations before federal and state regulatory agencies.

Mr. Rodrigues worked in management consulting and corporate development in science and technology-driven industries prior to Provectus. He also was a finance professor at the University of Nevada, Las Vegas, a venture capitalist at defense contractor SAIC, a currency derivatives trader at Bank of Montreal, and a project manager and engineer at Jacques Whitford. Mr. Rodrigues holds business, economics, engineering, and public policy degrees from The Wharton School, the London School of Economics, MIT, and the University of Toronto.

Mr. Pershing stated, “Since 2017, Mr. Rodrigues has managed clinical development, research collaborations, key vendors, and other Provectus activities in all biotechnology business functions, supported our finance and accounting team, and been a contributing member of the board of directors.”

Mr. Pershing added, “Mr. Rodrigues has secured existing molecular biochemical, medical scientific, and manufacturing process knowledge from Provectus’s former founders and contributed to the creation of new insights in these areas. His efforts ensure that all corporate understandings can be efficiently conveyed to new team members and development partners in the future.”

Mr. Pershing concluded, “Mr. Rodrigues and I first met as fellow shareholders at the 2010 annual meeting of the American Society of Clinical Oncology where Provectus clinical data were being presented. We have long shared a supreme confidence in the singular distinctiveness of the Company’s rose bengal sodium molecule. In asking him to join me in 2017 to save Provectus and its truly unique science, Mr. Rodrigues unequivocally embraced my vision of pushing the molecule to achieve its true potential as an expansive therapeutic platform capable of transforming the way the healthcare industry treats disease. With our team of dedicated, perseverant executives, employees, consultants, and clinical and research collaborators, we will continue to execute on our mission to develop and commercialize innovative, broad-spectrum, immunotherapy medicines that are safe, effective, accessible, and affordable, and that can revolutionize the healthcare industry as we know it.”

Commitment to Shareholder Value Creation

Provectus remains committed to delivering long-term value to its shareholders. On the Company’s First Quarter 2024 Conference Call, Provectus outlined its key areas of focus for 2024:

1.	Initiating an FDA-cleared, lead clinical development program for hepatic metastatic pancreatic cancer,
2.	Continuing to raise capital at valuations reflective of Provectus’s intrinsic value, while exploring strategic corporate development opportunities to unlock the true potential of the Company’s rose bengal sodium immunotherapy platform, and
3.	Enhancing Provectus’s investor communications and engagement efforts as well as expanding the Company’s visibility and outreach within the investment community.

Become a Provectus Substack subscriber here.

About Provectus

Provectus Biopharmaceuticals, Inc. is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-catalysts called halogenated xanthenes (“HXs”). Provectus’s lead HX molecule is named rose bengal sodium.

Information about the Company’s clinical trials can be found at the National Institutes of Health (NIH) registry, ClinicalTrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com.

FORWARD-LOOKING STATEMENTS: The information in this press release may include “forward-looking statements,” within the meaning of U.S. securities legislation, relating to the business of Provectus and its affiliates, which are based on the opinions and estimates of Company management and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “budget,” “plan,” “continue,” “estimate,” “expect,” “forecast,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” and similar words suggesting future outcomes or statements regarding an outlook.

The safety and efficacy of the agents and/or uses under investigation have not been established. There is no guarantee that the agents will receive health authority approval or become commercially available in any country for the uses being investigated or that such agents as products will achieve any particular revenue levels.

Due to the risks, uncertainties, and assumptions inherent in forward-looking statements, readers should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof or as of the date specifically specified herein, and Provectus undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements are expressly qualified by this cautionary statement.

Risks, uncertainties, and assumptions include those discussed in the Company’s filings with the Securities and Exchange Commission, including those described in Item 1A of:

●	The Company’s Annual Report on Form 10-K for the period ended December 31, 2023.

###

Contact:

Provectus Biopharmaceuticals, Inc.

Heather Raines, CPA

Chief Financial Officer

Phone: (866) 594-5999